SCHEDULE A

                            (as of January 13, 2017)

                                     FUNDS


                                                      ANNUAL RATE OF
                                                      AVERAGE DAILY    EFFECTIVE
Series                                                NET ASSETS       DATE
---------------------------------------------------   --------------   ---------
First Trust CEF Income Opportunity ETF                    0.85%         9-28-16

First Trust Municipal CEF Income Opportunity ETF          0.75%         9-28-16

EquityCompass Risk Manager ETF                            0.65%         1-19-17

EquityCompass Tactical Risk Manager ETF                   0.65%         1-19-17